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FOR IMMEDIATE RELEASE                                  CONTACT AT THE COMPANY
August 5, 1999                                         RUSSELL GREENBERG
                                                       EXECUTIVE VICE PRESIDENT,
                                                       CHIEF FINANCIAL OFFICER
                                                       (212) 983-2640


            6.3% OF INTER PARFUMS, INC. COMMON STOCK ACCUMULATED BY
                    LVMH MOET HENNESSY LOUIS VUITTON S.A.


New York, New York, August 5, 1999: Inter Parfums, Inc. (NASDAQ National
Market: IPAR) today reported that a Schedule 13D was filed with the Securities and Exchange Commission by LVMH Moet Hennessy Louis Vuitton S.A. ("LVMH") disclosing that they have accumulated 6.3% or 467,400 of the outstanding shares of Inter Parfums, Inc.

In the Schedule 13D filing LVMH stated that they view the business of Inter Parfums as complementary to their own portfolio and have acquired the shares for investment purposes. LVMH also stated that they intend to enter into formal negotiations with Inter Parfums and its two principal shareholders concerning a potential increase in their stake to a significant minority. They further stated that they would only increase their participation on a friendly basis, concurrent with the execution of a customary agreement in connection with a strategic minority investment.

Commenting on the filing, Jean Madar, Chief Executive Officer, stated, "Increasing shareholder value has always been of primary interest to management. The Company intends to contact LVMH to discuss their intentions. We are hopeful that having the world's largest luxury goods conglomerate as a significant minority investor can further enhance the business potential of our Company."

Inter Parfums, Inc. produces and distributes prestige brand name and licensed fragrances and mass market consumer fragrances and cosmetics.